Exhibit 10.1

AMENDMENT TO THE
EMPLOYMENT AGREEMENT
FOR ALMA SHUCKHART

THIS AMENDMENT executed on this         27th      day of          September            , 2007 by and between the TIB Financial Corp. (the “Holding Company”), TIB Bank (the “Bank”), and Alma Shuckhart (the “Executive”).

On  March 1, 2004, the Company and Executive executed the EMPLOYMENT AGREEMENT by and between TIB Financial Corp. (the “Holding Company”), TIB Bank of the Keys (the “Bank”), and Alma Shuckhart (the “Executive”).

The undersigned hereby amends, in part, said Agreement for the purpose of changing the Position and Duties; Records, Term, and Compensation sections of the Agreement.

 Section 2 of the Agreement shall be amended to reflect as follows:
2.  Position and Duties; Records.  During the term of this Agreement, the Executive shall serve as Senior Executive Vice President & President of the Southwest Florida Market of the Bank, and shall undertake such duties, consistent with such titles, as may be assigned to him from time to time by the President and Chief Executive Officer of the Bank or Holding Company and/or Boards of Directors of the Holding Company and the Bank (collectively referred to as the “Board”), including serving on Board committees as appointed from time to time by the Board, and assisting in keeping the Company in compliance with applicable laws and regulations.  In performing his duties pursuant to this Agreement, the Executive shall devote his full business time, energy, skill and best efforts to promote the Company and its business and affairs; provided that, subject to Sections 10, 12 and 13 of this Agreement, the Executive shall have the right to manage and pursue personal and family interests, and make passive investments in securities, real estate, and other assets, and also to participate in charitable and community activities and organizations, so long as such activities do not adversely affect the performance by Executive of his duties and obligations to the Company.  Upon termination of the Executive’s employment for any reason, he shall resign as a director of the Holding Company and the Bank (if he is then serving in such capacity).  All files, records, documents, manuals, books, forms, reports, memoranda, studies, data, calculations, recordings or correspondence, in whatever form they may exist, and all copies, abstracts and summaries of the foregoing, and all physical items related to the business of the Company, its affiliates and their respective directors and officers, whether of a public nature or not, and whether prepared by Executive or not, are and shall remain the exclusive property of the Company, and shall not be removed from their premises, except as required in the course of providing the services pursuant to this Agreement, without the prior written consent of the Company.  Such items shall be promptly returned by the Executive on the termination of this Agreement or at any earlier time upon the request of the Company.
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Section 3 of the Agreement shall be amended to reflect a follows:

3.  Term:  The initial term of employment pursuant to this Agreement shall be for a period of three years, commencing with the date set forth in Section 1 and expiring (unless sooner terminated as otherwise provided in this Agreement or unless otherwise renewed or extended as set forth herein) on the third anniversary of this Agreement, which date, including any earlier date of termination or any extended expiration date, shall be referred to as the “Expiration Date”.  Subject to the provisions of Section 8 of this Agreement, the term of this Agreement and the employment of the Executive by the Company hereunder shall be deemed automatically renewed for successive periods of two years each on each anniversary date of this Agreement, until the Executive receives written notice that the term of this Agreement will not be automatically renewed.  In the event of the Executive’s receipt of such notice from the Company that the term of this Agreement will not be renewed, the term of this Agreement shall end on the anniversary of this Agreement occurring two years after the anniversary date first occurring after the date such notice is given.  As an illustration of the foregoing, if such notice were given by the Company to the Executive on a date in 2005 before the anniversary date of this Agreement, then the term of this Agreement would end on the anniversary date of this Agreement in 2007.  If notice were given by the Company to the Executive on a date in 2005 after the first anniversary date of this Agreement, then the term of this Agreement would end on the anniversary date in 2008. After termination of the employment of the Executive for any reason whatsoever, the Executive shall continue to be subject to the provisions of Sections 10 through 17, inclusive, of this Agreement; provided, however, that the Executive shall not be subject to the provisions of Section 12 where the employment of the Executive is terminated pursuant to Section 8(e), or where the term of employment is not renewed pursuant to this Section 3.

Section 4 of the Agreement shall be amended to reflect a follows:

          4.  Compensation:  4 (a).  A base annual base salary of $210,000.00 as of the date of amendment, such annual salary to be subject to increase thereafter as the Board in its discretion shall determine.  The foregoing salary shall be payable in such periodic installments consistent with other employees of the Bank.

TIB FINANCIAL CORP.		TIB BANK OF THE KEYS
By:	/s/ Edward V. Lett	By:	/s/ Michael Carrigan
	Edward V. Lett President and Chief Executive Officer		Michael Carrigan President and Chief Executive Officer

“EXECUTIVE”
/s/ Alma Shuckhart
Alma Shuckhart, individually
Address: